Exhibit 10.35

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of December 22, 2021 (the “Amendment Effective Date”), is entered into by and among SYNDAX PHARMACEUTICALS, INC., a Delaware corporation, and each of its Qualified Subsidiaries (hereinafter collectively referred to as the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (collectively, referred to as the “Lenders”) and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and the Lenders (together with its successors and assigns, in such capacity, the “Agent”).

A.Borrower, Lenders and Agent are parties to that certain Loan and Security Agreement, dated as of February 7, 2020 (the “Existing Loan Agreement”; and  the Existing Loan Agreement, as amended by this Amendment and as further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).

B.Borrower, Lenders and Agent desire to modify the terms of the Existing Loan Agreement as set forth in this Amendment.

SECTION 1Definitions; Interpretation.

(a)Terms Defined in Loan Agreement.  All capitalized terms used in this Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

(b)Rules of Construction.  The rules of construction that appear in the last paragraph of Section 1.1 of the Loan Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

SECTION 2Amendments to the Loan Agreement.

(a)Upon satisfaction of the conditions set forth in Section 3 hereof, the Existing Loan Agreement is hereby amended as follows:

(i)Exhibit A attached hereto sets forth a clean copy of the Loan Agreement as amended hereby;

(ii)In Exhibit B hereto, deletions of the text in the Existing Loan Agreement (including, to the extent included in such Exhibit B, each Schedule or Exhibit to the Existing Loan Agreement) are indicated by ~~struck-through text~~, and insertions of text are indicated by bold, double-underlined text.

(b)References Within Existing Loan Agreement.  Each reference in the Existing Loan Agreement to “this Agreement” and the words “hereof,” “herein,” “hereunder,” or words of like import, shall mean and be a reference to the Existing Loan Agreement as amended by this Amendment.  This Amendment shall be a Loan Document.

SECTION 3Conditions of Effectiveness.  The effectiveness of Section 2 of this Amendment shall be subject to Agent’s receipt of the following documents, in form and substance satisfactory to Agent, or, as applicable, the following conditions being met:

(a)this Amendment, executed by Agent, each Lender and Borrower;

(b)a duly executed certificate of an officer of Borrower certifying and attaching copies of (A) the certificate of formation, certified as of a recent date by the jurisdiction of organization of Borrower and as in effect as of the Amendment Effective Date; (B) the bylaws, operating agreement or similar governing document of Borrower, as in effect as of the Amendment Effective Date; (C) resolutions of Borrower’s Board evidencing approval of this Amendment, as such resolutions remain in full force and effect as of the Amendment Effective Date; and (D) a schedule setting forth the name, title and specimen signature of officers or other authorized signers on behalf of Borrower;

(c)a perfection certificate, executed by Borrower, in form and substance reasonably satisfactory to Agent;

(d)a certificate of good standing for Borrower from its jurisdiction of organization;

(e)such other documents as Agent may reasonably request;

(f)an amended and restated pledge agreement, executed by Agent, Borrower and acknowledged by Borrower’s subsidiaries party thereto;

(g)evidence, satisfactory to Agent in its sole discretion, of the effectiveness of that certain Collaboration and License Agreement, dated as of September 24, 2021 (the “Incyte Collaboration Agreement”), by and between Borrower and Incyte Corporation, a Delaware corporation (“Incyte”);

(h)evidence, satisfactory to Agent in its sole discretion, that Borrower has received the initial license fee from Incyte pursuant to Section 8.1(a) of the Incyte Collaboration Agreement;

(i)Borrower shall have paid (i) all invoiced costs and expenses then due in accordance with Section 5(e), and (ii) all other fees, costs and expenses, if any, due and payable as of the Amendment Effective Date under the Loan Agreement; and

(j)On the Amendment Effective Date, after giving effect to the amendment of the Existing Loan Agreement contemplated hereby:

(i)The representations and warranties contained in Section 4 shall be true and correct on and as of the Amendment Effective Date as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, after giving effect in all cases to any standard(s) of materiality contained in the Agreement as to such representations and warranties; and

(ii)There exist no Events of Default or events that with the passage of time would result in an Event of Default.

SECTION 4Representations and Warranties.  To induce Agent and Lenders to enter into this Amendment, Borrower hereby confirms, as of the date hereof, (a) that the representations and warranties made by it in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; provided, further, that to the extent such representations and warranties by their terms expressly relate only to a prior date such representations and warranties shall be true and correct in all material respects as of such prior date, and that no Event of Default has occurred and is continuing and (b) that there has not been and there does not exist a Material Adverse Effect.  For the purposes of this Section 4, each reference in Section 5 of the Loan Agreement to “this Agreement,” and the words “hereof,” “herein,” “hereunder,” or

2

words of like import in such Section, shall mean and be a reference to the Loan Agreement as amended by this Amendment.

SECTION 5Miscellaneous.

(a)Loan Documents Otherwise Not Affected; Reaffirmation; No Novation.

(i)Except as expressly amended pursuant hereto or referenced herein, the Loan Agreement and the other Loan Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects.  The Lenders’ and Agent’s execution and delivery of, or acceptance of, this Amendment shall not be deemed to create a course of dealing or otherwise create any express or implied duty by any of them to provide any other or further amendments, consents or waivers in the future.

(ii)Borrower hereby expressly (1) reaffirms, ratifies and confirms its Secured Obligations under the Loan Agreement and the other Loan Documents, (2) reaffirms, ratifies and confirms the grant of security under Section 3 of the Loan Agreement, subject to the provisions set forth in Section 3.2 of the Loan Agreement, (3) reaffirms that such grant of security in the Collateral secures all Secured Obligations under the Loan Agreement, including without limitation any Term Loan Advances funded on or after the Amendment Effective Date, as of the date hereof, and with effect from (and including) the Amendment Effective Date, such grant of security in the Collateral: (x) remains in full force and effect notwithstanding the amendments expressly referenced herein; and (y) secures all Secured Obligations under the Loan Agreement, as amended by this Amendment, and the other Loan Documents, (4) agrees that this Amendment shall be a “Loan Document” under the Loan Agreement and (5) agrees that the Loan Agreement and each other Loan Document shall remain in full force and effect following any action contemplated in connection herewith.

(iii)This Amendment is not a novation and the terms and conditions of this Amendment shall be in addition to and supplemental to all terms and conditions set forth in the Loan Documents.  Nothing in this Amendment is intended, or shall be construed, to constitute an accord and satisfaction of Borrower’s Secured Obligations under or in connection with the Loan Agreement and any other Loan Document or to modify, affect or impair the perfection or continuity of Agent’s security interest in, (on behalf of itself and the Lenders) security titles to or other liens on any Collateral for the Secured Obligations.

(b)Conditions.  For purposes of determining compliance with the conditions specified in Section 3, each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless Agent shall have received notice from such Lender prior to the date hereof specifying its objection thereto.

(c)Release.  In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby fully, absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender, and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever of every name

3

and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower, or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Loan Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.  Borrower waives the provisions of California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.  Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.  The provisions of this section shall survive payment in full of the Secured Obligations, full performance of all the terms of this Amendment and the other Loan Documents.

(d)No Reliance.  Borrower hereby acknowledges and confirms to Agent and Lenders that Borrower is executing this Amendment on the basis of its own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.

(e)Costs and Expenses.  Borrower agrees to pay to Agent on the date hereof the reasonable and documented out-of-pocket costs and expenses of Agent and each Lender party hereto, and the fees and disbursements of counsel to Agent and each Lender party hereto in connection with the negotiation, preparation, execution and delivery of this Amendment and any other documents to be delivered in connection herewith on the date hereof.

(f)Binding Effect.  This Amendment binds and is for the benefit of the successors and permitted assigns of each party.

(g)Governing Law.  This Amendment and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

(h)Complete Agreement; Amendments.  This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

(i)Severability of Provisions.  Each provision of this Amendment is severable from every other provision in determining the enforceability of any provision.

4

(j)Counterparts.  This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Amendment.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

(k)Loan Documents. This Amendment and the documents related hereto shall constitute Loan Documents.

(l)Electronic Execution of Certain Other Documents.  The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Amendment and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the California Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[remainder of page intentionally left blank]

5

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, as of the date first above written.

BORROWER:

SYNDAX PHARMACEUTICALS, INC.

By:/s/ Luke J. Albrecht

Name:Luke J. Albrecht

Title: Senior Vice President, General Counsel

[SIGNATURES CONTINUE ON THE NEXT PAGE]

[Signature Page to First Amendment to Loan and Security Agreement]

AGENT:

HERCULES CAPITAL, INC.

Signature:/s/ Zhuo Huang

Print Name:Zhuo Huang

Title:Associate General Counsel

[Signature Page to First Amendment to Loan and Security Agreement]

LENDERS:

HERCULES CAPITAL, INC.

Signature:/s/ Zhuo Huang

Print Name:Zhuo Huang

Title:Associate General Counsel

[Signature Page to First Amendment to Loan and Security Agreement]

EXHIBIT A

(See Attached)

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of February 7, 2020 and is entered into by and among SYNDAX PHARMACEUTICALS, INC., a Delaware corporation (“Parent”), and each of its Qualified Subsidiaries (hereinafter collectively referred to as the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (collectively, referred to as the “Lenders”) and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and the Lenders (in such capacity, the “Agent”).

RECITALS

A.	Borrower has requested the Lenders make available to Borrower a loan in an aggregate principal amount of up to Eighty Million Dollars ($80,000,000.00) (the “Term Loan”); and
B.	The Lenders are willing to make the Term Loan on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower, Agent and the Lenders agree as follows:

Section 1.  DEFINITIONS AND RULES OF CONSTRUCTION

1.1Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among the Agent, Borrower and a third party bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which perfects Agent’s first priority security interest in the subject account or accounts.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit G, which account numbers shall be redacted for security purposes if and when filed publicly by the Borrower.

“Advance(s)” means a Term Loan Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Agent in substantially the form of Exhibit A, which account numbers shall be redacted for security purposes if and when filed publicly by the Borrower.

“Affiliate” means (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, (b) any Person directly or indirectly owning, controlling or holding with power to vote thirty percent (30%) or more of the outstanding voting securities of another Person, or (c) any Person thirty percent (30%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities.  As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Loan and Security Agreement, as amended from time to time.

“Amortization Date” means January 1, 2023; provided however, if the Interest Only Extension Conditions are satisfied, then January 1, 2024.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Anti‑Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Blocked Person” means any Person:  (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by Borrower or which Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation.

“Borrower’s Books” means Borrower’s or any of its Subsidiaries’ books and records including ledgers, federal, state, local and foreign tax returns, records regarding Borrower’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of California are closed for business.

“Cash” means all cash, cash equivalents and liquid funds.

“Change in Control” means (a) any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Parent, or sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Parent, in each case, in which the “beneficial owners” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of Parent’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, continue to beneficially own shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Parent is the surviving entity or (b) Parent ceases to own 100% of the Equity Interests of any Subsidiary. Notwithstanding the foregoing, the merger of any Borrower into any other Borrower shall not constitute a Change in Control.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of the Borrower.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any Hedging Agreement; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States of America, any State thereof, or of any other country.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof, the District of Columbia, or any other jurisdiction within the United States of America.

“Due Diligence Fee” means $25,000, which fee has been paid to the Lenders prior to the Closing Date, and shall be deemed fully earned on such date regardless of the early termination of this Agreement.

“Equity Interests” means, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Excluded Subsidiary” means (x) Syndax UK and (y) the MSC Subsidiary.

“FDA” means the United States Food and Drug Administration, or any successor thereto.

“First Amendment” means that certain First Amendment to Loan and Security Agreement dated as of the First Amendment Effective Date, by and among Borrower, the Lenders and Agent.

“First Amendment Effective Date” means December 22, 2021.

“Excluded Accounts” means (i) any Deposit Account that is used solely as a payroll account for the employees of Borrower or any of its Subsidiaries or the funds in which consist solely of funds held in trust for any director, officer or employee of such Borrower or Subsidiary or any employee benefit plan maintained by such Borrower or Subsidiary or funds representing deferred compensation for the directors and employees of such Borrower or Subsidiary, collectively not to exceed 150% of the amount to be paid in the ordinary course of business in the then-next payroll cycle (ii) escrow accounts, Deposit Accounts and trust accounts, in each case holding assets that are pledged or otherwise encumbered as set forth on Schedule 1C or pursuant to Section 7.5 and the definition of Permitted Liens (but only to the extent required to be excluded pursuant to the underlying documents entered into in connection with such Permitted Liens in the ordinary course of business) and (iii) foreign accounts held by Borrower not to exceed $100,000 in the aggregate at any time.

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Guaranty” means a guaranty in a form reasonably acceptable to Agent.

“Hedging Agreement” means any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect Borrower or its Subsidiaries against fluctuation in interest rates, currency exchange rates or commodity price.

“Incyte” means Incyte Corporation, a Delaware corporation.

“Incyte Collaboration Agreement” mean the Collaboration and License Agreement, dated September 24, 2021, between Borrower and Incyte, the effectiveness of which is conditioned on the early termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Incyte Letter Agreement” means the letter agreement, dated December 9, 2021, between Borrower and Incyte.

“Incyte Minimum Cash Amount” means the sum of (i) 150% of the aggregate principal amount of Term Loans outstanding, plus (ii) the Qualified Cash A/P Amount.

“Incyte Termination Event” means either Borrower or Incyte (i) terminates the Incyte Collaboration Agreement, at any time, pursuant to the Incyte Letter Agreement or otherwise or (ii) amends the Incyte Collaboration Agreement in any manner materially adverse to the Agent or any Lender.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments,

(c) all capital lease obligations, (d) equity securities of any Person subject to repurchase or redemption other than at the sole option of such Person, (e) “earnouts”, deferred purchase price and similar payment obligations or continuing obligations of any nature arising out of purchase and sale contracts, and (f) all Contingent Obligations.

“Initial Facility Charge” means One Hundred Thousand Dollars ($100,000).

“Insolvency Proceeding” means any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Interest Only Extension Conditions” shall mean satisfaction of each of the following events:  (a) no default or Event of Default shall have occurred and be continuing; and (b)(i) on or before April 30, 2022, Borrower draws the full amount of the Tranche 2-A Advance or (ii) on or before November 30, 2022, Borrower draws the full amount of the Tranche 2-B Advance.

“Investment” means any beneficial ownership (including stock, partnership, limited liability company interests, or other securities) of or in any Person or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, assets of another Person.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreements” means for each Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit F.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the promissory notes (if any), the ACH Authorization, the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements, the Pledge Agreement, and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of Borrower and its Subsidiaries taken as a whole; or (ii) the ability of Borrower to perform or pay the Secured Obligations in accordance with the terms of the

Loan Documents, or the ability of Agent or the Lenders to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens.

“Maximum Term Loan Amount” means Eighty Million and No/100 Dollars ($80,000,000.00).

“MSC Investment Conditions” means that Borrower maintains Qualified Cash in an amount equal to or greater than the lesser of (i) 110% of the aggregate outstanding Secured Obligations (inclusive of any Prepayment Charge and End of Term Charges that would be due and owing if the outstanding Loans were prepaid at the time of measurement) or (ii) 100% of the consolidated Cash of Borrower and its Subsidiaries unless compliance with the foregoing conditions are waived in writing from time to time by Agent with respect to specified periods, in Agent’s sole discretion.

“MSC Subsidiary” means Syndax Securities Corporation, a wholly-owned Subsidiary incorporated in the Commonwealth of Massachusetts for the purpose of holding Investments as a Massachusetts security corporation under 830 CMR 63.38B.1 of the Massachusetts tax code and applicable regulations (as the same may be amended, modified or replaced from time to time).

“NDA” means a new drug application, submitted to the FDA pursuant to 21 U.S.C. §355 for authorization to market a new drug.

“Non-Disclosure Agreement” means that certain Non-Disclosure Agreement by and between Syndax Pharmaceuticals and Hercules Capital dated as of November 27, 2018.

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States of America or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States of America or any other country.

“Permitted Indebtedness” means:

(i)Indebtedness of Borrower in favor of the Lenders or Agent arising under this Agreement or any other Loan Document;

(ii)Indebtedness existing on the Closing Date which is disclosed in Schedule 1A;

(iii)Indebtedness of up to $500,000 outstanding at any time secured by a Lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the cost of the Equipment financed with such Indebtedness;

(iv)Indebtedness to trade creditors incurred in the ordinary course of business and Indebtedness incurred in the ordinary course of business with corporate credit cards, merchant cards, purchase cards, debit cards and other similar instruments in an amount not to exceed $600,000 at any time outstanding;

(v)Indebtedness that also constitutes a Permitted Investment;

(vi)Subordinated Indebtedness;

(vii)reimbursement obligations in connection with letters of credit, including those provided for the benefit of a landlord in connection with real property leases for office spaces in the ordinary course of business, that are secured by Cash and issued on behalf of the Borrower or a Subsidiary thereof in an amount not to exceed $500,000 at any time outstanding,

(viii)other unsecured Indebtedness in an amount not to exceed $250,000 at any time outstanding,

(ix)intercompany Indebtedness as long as either (A) each of the Subsidiary obligor and the Subsidiary obligee under such Indebtedness is a Subsidiary that has executed a Joinder Agreement or (B) such indebtedness constituted a Permitted Investment pursuant to clause (x) of Permitted Investments;

(x)obligations under any Hedging Agreement in an aggregate amount not to exceed $250,000 outstanding at any time;

(xi)licenses permitted pursuant to clause (ii) of the definition of Permitted Transfers or otherwise permitted hereunder, to the extent involving the incurrence of Indebtedness;

(xii)extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be; and

(xiii)without duplication to the extent constituting Indebtedness, obligations of the Borrower under each of: (a) that certain License Agreement by and between Vitae Pharmaceuticals, Inc. and Parent, dated October 17, 2017, as amended as of March 8, 2017, and (b) that certain License Agreement by and between UCB Biopharma Sprl and Parent, dated as of July 1, 2016, as amended as of January 25, 2019.

“Permitted Investment” means:

(i)Investments existing on the Closing Date which are disclosed in Schedule 1B;

(ii)Investments described in Borrower’s investment policy as approved by Agent in writing (it being understood that the investment policy provided to Agent prior to the Closing Date shall be deemed approved in writing) from time to time;

(iii)repurchases of stock from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $500,000 in any fiscal year, provided that no

Event of Default has occurred, is continuing or would exist immediately after giving effect to the repurchases;

(iv)Investments accepted or in connection with in connection with Permitted Transfers;

(v)Investments (including debt obligations) (a) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent or doubtful obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business and (b) consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(vi)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary;

(vii)Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board of Directors;

(viii)Investments consisting of travel advances in the ordinary course of business;

(ix)Investments in newly-formed Subsidiaries, provided that each such Subsidiary enters into a Joinder Agreement promptly after its formation by Borrower and execute such other documents as shall be reasonably requested by Agent;

(x)Investments in Foreign Subsidiaries that are not co-Borrowers or Guarantors, not exceed $500,000 in the aggregate in any fiscal year;

(xi)joint ventures or strategic alliances in the ordinary course of Borrower’s business, including the joint venture pursuant to the Incyte Collaboration Agreement, provided that any cash Investments by Borrower do not exceed $2,000,000 in the aggregate during the term of this Agreement;

(xii)Investments in the MSC Subsidiary, so long as an Event of Default does not exist at the time of such Investment and would not exist after giving effect to such Investment and provided that Borrower is, at all times, in compliance with the MSC Investment Conditions;

(xiii)Hedging Agreements permitted under clause (x) of the definition of Permitted Indebtedness; and

(xiv)additional Investments that do not exceed $500,000 in the aggregate.

“Permitted Liens” means:

(i)Liens in favor of Agent or the Lenders;

(ii)Liens existing on the Closing Date which are disclosed in Schedule 1C;

(iii)Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor on Borrower’s Books in accordance with GAAP (to the extent required thereby);

(iv)Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet sixty (60) days past due;

(v)Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder;

(vi)deposits to secure the performance of obligations (including by way of deposits to secure letters of credit issued to secure the same, to the extent constituting Permitted Indebtedness) and the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(vii)Liens on Equipment or software or other intellectual property constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”;

(viii)Liens incurred in connection with Subordinated Indebtedness;

(ix)leasehold interests in leases or subleases and licenses or sublicenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor;

(x)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due;

(xi)Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets);

(xii)statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms;

(xiii)easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property;

(xiv)(A) Liens on Cash securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness and (B) security deposits in connection with real property leases, the combination of (A) and (B) in an aggregate amount not to exceed $500,000 at any time;

(xv)Liens incurred in connection with sales, transfers, licenses, sublicenses, leases, subleases or other dispositions of assets in the ordinary course of business and permitted by Section 7.8 or Liens granted in connection with Section 2.1 of the Incyte Collaboration Agreement;

(xvi)Liens on Cash securing obligations permitted under clauses (iv) and (x) of the definition of Permitted Indebtedness;

(xvii)other Liens in an aggregate amount not to exceed $500,000 at any time provided that such liens be limited to specific assets and not all assets or substantially all assets of Borrower; and

(xviii)Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xvii) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means:

(i)sales, transfers or other dispositions of Inventory in the ordinary course of business,

(ii)non-exclusive licenses, sublicenses and similar arrangements for the use of Intellectual Property and related assets in the ordinary course of business and other licenses and sublicenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States of America in the ordinary course of business,

(iii)dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business,

(iv)transfers expressly permitted under Sections 7.5, 7.6 or 7.7,

(v)the exclusive license granted to Incyte pursuant to Section 2.1 of the Incyte Collaboration Agreement, the transfers pursuant to Section 3.1 of the Incyte Collaboration Agreement, and other transfers in connection therewith in an aggregate amount not to exceed $5,000,000 per fiscal year or at Agent’s reasonable discretion; and

(vi)other Transfers of assets having a fair market value of not more than $500,000 in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Pledge Agreement” means the Pledge Agreement dated as of the Closing Date between Borrower and Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Qualified Cash” means the amount of Borrower’s Cash held in accounts in the United States subject to an Account Control Agreement in favor of Agent.

“Qualified Cash A/P Amount” means the amount of Borrower’s and its Subsidiaries’ accounts payable that have not been paid within ninety (90) days from the due date of the relevant account payable.

“Qualified Subsidiary” means any direct or indirect Subsidiary other than an Excluded Subsidiary.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Required Lenders” means at any time, the holders of more than 50% of the sum of the aggregate unpaid principal amount of the Term Loans then outstanding.

“Restricted License” means any material License or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such License or agreement or any other property, or (b) for which a default under or termination of could interfere with the Agent’s right to sell any Collateral.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Agent in its reasonable discretion and subject to a subordination agreement in form and substance satisfactory to Agent in its reasonable discretion.

“Subsidiary” means an entity, whether a corporation, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Syndax UK” means Syndax Limited, a limited company organized under the law of England and Wales.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1.

“Term Loan Advance” means each Tranche 1 Advance, Tranche 2 Advance, Tranche 3 Advance and any other Term Loan funds advanced under this Agreement.

“Term Loan Interest Rate” means, for any day a per annum rate of interest equal to the greater of either (i) the prime rate as reported in The Wall Street Journal plus 6.00%, and (ii) 9.25%.

“Term Loan Maturity Date” means April 1, 2024; provided further that if any such day is not a Business Day, the Term Loan Maturity Date shall be the immediately preceding Business Day.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State thereof or any other country or any political subdivision thereof.

“Tranche 2-A Facility Charge” means 0.5% of each Tranche 2-A Advance, which is payable to Lender in accordance with Section 4.2(d).

“Tranche 2-B Draw Period” means the period beginning on the First Amendment Effective Date and ending on, as of the applicable date of determination, (A) if the full amount of the Tranche 2-A Advance has not been drawn prior to April 30, 2022, November 30, 2022 and (B) if the full amount of Tranche 2-A Advance has been drawn prior to April 30, 2022, April 30, 2023.

“Tranche 2-B Facility Charge” means 0.5% of each Tranche 2-B Advance, which is payable to Lender in accordance with Section 4.2(e).

“Tranche 3 Facility Charge” means 0.5% of each Tranche 3 Advance, which is payable to Lender in accordance with Section 4.2(f).

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

1.2The following terms are defined in the Sections or subsections referenced opposite such terms:

Defined Term	Section
Agent	Preamble
Assignee	11.14
Borrower	Preamble
Claims	11.11
Collateral	3.1
Confidential Information	11.13
End of Term Charge A	2.6(a)
End of Term Charge B	2.6(b)
End of Term Charges	2.6(b)
Event of Default	9
Financial Statements	7.1
Indemnified Person	6.3
Lenders	Preamble
Liabilities	6.3
Maximum Rate	2.3
Open Source License	5.10
Participant Register	11.8
Prepayment Charge	2.5
Publicity Materials	11.19
Register	11.7
Rights to Payment	3.1
Tranche 1 Advance	2.2(a)(i)
Tranche 2 Advance	2.2(a)(iii)
Tranche 2-A Advance	2.2(a)(ii)
Tranche 2-B Advance	2.2(a)(iii)
Tranche 3 Advance	2.2(a)(iv)

1.3Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement.  Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied; provided that, no effect shall be given to Accounting Standards Codification 842, Leases (or any other Accounting Standards Codification having similar result or effect) (and related interpretations) to the extent any lease (or similar arrangement) would be required to be treated as a capital lease thereunder where such lease (or arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of such Accounting Standards Codification. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 2.  THE LOAN

2.1[Reserved.]

2.2Term Loan.

(a)Advances.

(i)Subject to the terms and conditions of this Agreement, the Lenders will severally (and not jointly) make in an amount not to exceed its respective Term Commitment, and Borrower agrees to draw, a Term Loan Advance of Twenty Million Dollars ($20,000,000) on the Closing Date (the “Tranche 1 Advance”). Borrower acknowledges and agrees that the aggregate outstanding principal amount of the Tranche 1 Advance as of the First Amendment Effective Date is $20,000,000.

(ii)Subject to the terms and conditions of this Agreement, beginning on the First Amendment Effective Date and continuing through April 30, 2022, Borrower may request and the Lenders shall severally (and not jointly) make, in an amount not to exceed its respective Term Commitment, an additional Term Loan Advance in an aggregate principal amount of Fifteen Million Dollars ($15,000,000) (the “Tranche 2-A Advance”).

(iii)Subject to the terms and conditions of this Agreement, during the Tranche 2-B Draw Period, Borrower may request and the Lenders shall severally (and not jointly) make, in an amount not to exceed its respective Term Commitment, an additional Term Loan Advance in an aggregate principal amount of Fifteen Million Dollars ($15,000,000) (the “Tranche 2-B Advance” and together with the Tranche 2-A Advance, each a “Tranche 2 Advance”).

(iv)Subject to the terms and conditions of this Agreement, beginning on the First Amendment Effective Date and continuing through the Amortization Date, and conditioned on approval by the Lenders’ investment committee in its sole and unfettered discretion, Borrower may request additional Term Loan Advances in an aggregate principal amount up to Thirty Million Dollars ($30,000,000), in minimum increments of Ten Million Dollars ($10,000,000) (each, a “Tranche 3 Advance”).

(v)The aggregate outstanding Term Loan Advances may be up to the Maximum Term Loan Amount.

(b)Advance Request.  To obtain a Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request (at least three (3) Business Days before the Advance Date other than the Closing Date, which shall be at least one (1) Business Day) to Agent.  The Lenders shall fund the

Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the requested Advance Date.

(c)Interest.  Term Loan Interest Rate.  The principal balance of the Term Loan shall bear interest thereon from such Advance Date at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed.  The Term Loan Interest Rate will float and change on the day the prime rate changes from time to time.

(d)Payment.  Borrower will pay accrued but unpaid interest on each outstanding Term Loan Advance on the first Business Day of each month, beginning the month after the Advance Date.  Borrower shall repay the aggregate Term Loan principal balance that is outstanding on the day immediately preceding the Amortization Date, in equal monthly installments of principal and interest (mortgage style) beginning on the Amortization Date and continuing on the first Business Day of each month thereafter until the Secured Obligations (other than inchoate indemnity obligations) are repaid.  The entire Term Loan principal balance and all accrued but unpaid interest hereunder, shall be due and payable on the Term Loan Maturity Date.  Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense.  If a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day.  The Lenders will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization (i) on each payment date of all periodic obligations payable to the Lenders under each Term Loan Advance and (ii) reasonable and documented out-of-pocket legal fees and costs incurred by Agent or the Lenders in connection with Section 11.12 of this Agreement; provided that, with respect to clause (i) above, in the event that the Lenders or Agent informs Borrower that the Lenders will not initiate a debit entry to Borrower’s account for a certain amount of the periodic obligations due on a specific payment date, Borrower shall pay to the Lenders such amount of periodic obligations in full in immediately available funds on such payment date; provided, further, that, with respect to clause (i) above, if the Lenders or Agent informs Borrower that the Lenders will not initiate a debit entry as described above later than the date that is three (3) Business Days prior to such payment date, Borrower shall pay to the Lenders such amount of periodic obligations in full in immediately available funds on the date that is three (3) Business Days after the date on which the Lenders or Agent notifies Borrower of such; provided, further, that, with respect to clause (ii) above, in the event that the Lenders or Agent informs Borrower that the Lenders will not initiate a debit entry to Borrower’s account for certain amount of such out-of-pocket legal fees and costs incurred by Agent or the Lenders, Borrower shall pay to the Lenders such amount in full in immediately available funds within three (3) Business Days.

2.3Maximum Interest.  Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”).  If a court of competent jurisdiction shall finally determine that Borrower has actually paid to the Lenders an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows:  first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of the Lenders’ accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.4Default Interest.  In the event any payment is not paid on the scheduled payment date (other than a failure to pay due solely to an administrative or operational error of Agent or the Lenders or Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay), an amount equal to five percent (5%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.2(c) plus five percent (5%) per annum.  In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.2(c) or Section 2.4, as applicable.

2.5Prepayment.  At its option upon at least five (5) Business Days prior written notice to Agent, Borrower may prepay all, but not less than all, of the outstanding Advances by paying the entire principal balance, all accrued and unpaid interest thereon, together with a prepayment charge equal to the following percentage of the Advance amount being prepaid: with respect to each Advance, if such Advance amounts are prepaid in any of the first twelve (12) months following the First Amendment Effective Date, 2.00%; after twelve (12) months but prior to twenty four (24) months, 1.50%; after twenty four (24) months but prior to thirty six (36) months, 1.00%; and thereafter, 0.00% (each, a “Prepayment Charge”).  Borrower agrees that the Prepayment Charge is a reasonable calculation of the Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances.  Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and the Prepayment Charge upon the occurrence of a Change in Control or any other prepayment hereunder. Notwithstanding the foregoing, Agent and the Lenders agree to waive the Prepayment Charge if Agent, the Lenders or any Affiliate thereof (in their sole and absolute discretion) agree in writing to refinance the Advances prior to the Term Loan Maturity Date.  Any amounts paid under this Section shall be applied by Agent to the then unpaid amount of any Secured Obligations (including principal and interest) in such order and priority as Agent may choose in its sole discretion.  In connection with any prepayment of all outstanding Secured Obligations in accordance with the terms herein, Borrowers may request to terminate this Agreement and the Term Commitments upon such repayment of all outstanding Secured Obligations by written notice to Agent and Lenders. For the avoidance of doubt, if a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

2.6End of Term Charges.

(a)On the earliest to occur of (i) September 1, 2023, (ii) the date that Borrower prepays the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay the Lenders a charge equal to Nine Hundred Ninety-Eight Thousand Dollars ($998,000) (the “End of Term Charge A”). Notwithstanding the required payment date of such End of Term Charge A, it shall be deemed earned by the Lenders as of the Closing Date. For the avoidance of doubt, if a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

(b)On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay the Lenders a charge equal to 4.99% of the aggregate principal amount of the Term Loan Advances funded on or after the First Amendment Effective Date (the “End of Term Charge B”; together with the End of Term Charge A, the “End of Term Charges”). Notwithstanding the required payment date of such End of Term Charge B, it shall be deemed earned by the Lenders as of the First Amendment Effective Date. For the avoidance of doubt, if a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

2.7Pro Rata Treatment.  Each payment (including prepayment) on account of any fee and any reduction of the Term Loans shall be made pro rata according to the Term Commitments of the relevant Lender.

2.8Taxes; Increased Costs.  The Borrower, the Agent and the Lenders each hereby agree to the terms and conditions set forth on Addendum 1 attached hereto.

2.9Treatment of Prepayment Charge and End of Term Charges.  Borrower agrees that any Prepayment Charge and any End of Term Charges payable shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, and Borrower agrees that it is reasonable under the circumstances currently existing and existing as of the Closing Date and the First Amendment Effective Date.  The Prepayment Charge and the End of Term Charges shall also be payable in the event the Secured Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, or by any other means.  Borrower expressly waives (to the fullest extent it may lawfully do so) the provisions of any present or future statute or law that prohibits or may prohibit the collection of the foregoing Prepayment Charge and End of Term Charges in connection with any such acceleration.  Borrower agrees (to the fullest extent that each may lawfully do so): (a) each of the Prepayment Charge and the End of Term Charges is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (b) each of the Prepayment Charge and the End of Term Charges shall be payable notwithstanding the then prevailing market rates at the time payment is made; (c) there has been a course of conduct between the Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Charge and the End of Term Charges as a charge (and not interest) in the event of prepayment or acceleration; (d) Borrower shall be estopped from claiming differently than as agreed to in this paragraph.  Borrower expressly acknowledges that their agreement to pay each of the Prepayment Charge and the End of Term Charges to the Lenders as herein described was on the Closing Date and the First Amendment Effective Date and continues to be a material inducement to the Lenders to provide the Term Loans.

Section 3.  SECURITY INTEREST

3.1As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Agent a security interest in all of Borrower’s right, title, and interest in, to and under all of Borrower’s personal property and other assets including without limitation the following (except as set forth herein) whether now owned or hereafter acquired (collectively, the “Collateral”):  (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (other than Intellectual Property); (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; and all other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of Borrower’s property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing; provided, however, that the Collateral shall include all Accounts and General Intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”).  Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date of this Agreement, include the Intellectual Property to the extent necessary to permit perfection of Agent’s security interest in the Rights to Payment.

Notwithstanding the broad grant of the security interest set forth in Section 3.1, above, the Collateral shall not include (a) Excluded Accounts, (b) nonassignable licenses or contracts, which by their terms require the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406, 9407 and 9408 of the UCC), (c) the Incyte Collaboration Agreement and any Intellectual Property relating thereto, or (d) more than 65% of the issued and outstanding shares of capital stock of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, solely to the extent Borrower has provided Agent with evidence satisfactory to Agent that the pledge of more than 65% of such voting stock of such Subsidiary would reasonably be expected to result in a material adverse tax consequence to Borrower, and solely for as long as such consequence may result, such portion of such voting stock of such Subsidiary, if excluded from the Collateral, would avoid such material adverse tax consequence (it being understood that in the case of any Foreign Subsidiary whose ownership does not satisfy the holding period requirement set forth in Section 246(c)(5) of the Code, not more than 65% of such Foreign Subsidiary’s stock shall be required to be pledged until the holding period is satisfied).

3.2If this Agreement is terminated in accordance with its terms, Agent’s Lien in the Collateral shall continue until the Secured Obligations (other than inchoate indemnity obligations) are paid in full in accordance with the terms of this Agreement.  At such time, the Collateral shall be released from the Liens created hereby, this Agreement and all obligations (other than those expressly stated to survive such termination) of the Agent, Lender and each Borrower hereunder shall terminate.  Agent agrees to execute such documents, return any Collateral held by Agent hereunder and take such other steps as are reasonably necessary to accomplish the foregoing, all at the Borrower’s sole cost and expense.

Section 4.  CONDITIONS PRECEDENT TO LOAN

The obligations of the Lenders to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

4.1Initial Advance.  On or prior to the Closing Date, Borrower shall have delivered to Agent the following:

(a)executed copies of the Loan Documents, Account Control Agreements, and all other documents and instruments reasonably required by Agent to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent;

(b)a legal opinion of Borrower’s counsel, in form and substance reasonably acceptable to Agent;

(c)certified copy of resolutions of Borrower’s board of directors evidencing approval of the Loan and other transactions evidenced by the Loan Documents;

(d)certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of Borrower;

(e)a certificate of good standing for Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified could have a Material Adverse Effect;

(f)evidence reasonably satisfactory to Agent that Borrower has received at least Twenty Million Dollars ($20,000,000.00) in unrestricted (including, not subject to any redemption, clawback, escrow or similar encumbrance or restriction) net cash proceeds from one or more bona fide equity financings, in each case after December 16, 2019 and prior to the Closing Date, in each case subject to verification by Agent (including supporting documentation reasonably requested by Agent);

(g)payment of the Due Diligence Fee, Initial Facility Charge and reimbursement of Agent’s and Lender’s current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance;

(h)all certificates of insurance and copies of each insurance policy required hereunder; and

(i)such other documents as Agent may reasonably request.

4.2All Advances.  On or prior to each Advance Date:

(a)Agent shall have received (i) an Advance Request for the relevant Advance as required by Section 2.2(b), each duly executed by Borrower’s Chief Executive Officer, Chief Financial Officer or Chief Operating Officer, and (ii) any other documents Agent may reasonably request.

(b)The representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c)Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.

(d)with respect to any Tranche 2-A Advance, Borrower shall have paid the applicable Tranche 2-A Facility Charge.

(e)with respect to any Tranche 2-B Advance, Borrower shall have paid the applicable Tranche 2-B Facility Charge.

(f)with respect to any Tranche 3 Advance, Borrower shall have paid the applicable Tranche 3 Facility Charge.

(g)Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.

4.3No Default.  As of the Closing Date and each Advance Date, (i) no fact or condition exists that could (or could, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

Section 5.  REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1Corporate Status.  Borrower is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified would reasonably be expected to have a Material Adverse Effect.  Borrower’s present name, former names (if any), locations, place of formation, Tax identification number, organizational identification number and other information are correctly set forth in Exhibit B, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Agent after the Closing Date.

5.2Collateral.  Borrower owns the Collateral and the Intellectual Property, free of all Liens, except for Permitted Liens.  Borrower has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations.

5.3Consents.  Borrower’s execution, delivery and performance of this Agreement and all other Loan Documents (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate or Articles of Incorporation (as applicable), bylaws, or any, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject and (iv) except as described on Schedule 5.3, do not violate any material contract or material agreement or require the consent or approval of any other Person which has not already been obtained.  The individual or individuals executing the Loan Documents are duly authorized to do so.

5.4Material Adverse Effect.  No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5Actions Before Governmental Authorities.  There are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened in writing against or affecting Borrower or its property, that is reasonably expected to result in a Material Adverse Effect.

5.6Laws.  Neither Borrower nor any of its Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect.  Borrower is not in default in any manner under any provision of any agreement or instrument evidencing material Indebtedness, or any other material agreement to which it is a party or by which it is bound.

Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act.  Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.  Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s Knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws.  Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

None of Borrower, any of its Subsidiaries, or, to Borrower’s knowledge, any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person.  None of Borrower, any of its Subsidiaries, or to the knowledge of Borrower and any of its Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.  None of the funds to be provided under this Agreement will be used, directly or indirectly, (a) for any activities in violation of any applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations laws and regulations or (b) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.7Information Correct and Current.  No information, report, Advance Request, financial statement, exhibit or schedule furnished (in each case, other than forecasts, projections and other forward looking statements and information of a general economic or industry nature), by or on behalf of Borrower to Agent in connection with any Loan Document or included therein or delivered pursuant thereto contained, or, when taken as a whole, contains or will contain any material misstatement of fact or, when taken together with all other such information or documents, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Borrower to Agent, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to Borrower at the time delivered, and (ii) the most current of such projections provided to Borrower’s Board of Directors (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower, that no assurance is given that any particular projections will be realized, and that actual results may differ).

5.8Tax Matters.  Except as described on Schedule 5.8 and as otherwise being contested in good faith with adequate reserves under GAAP, (a) Borrower and its Subsidiaries have filed all material federal and state income Tax returns and other material Tax returns that they are required to file, (b) Borrower and its Subsidiaries have duly paid or fully reserved for all federal and state income Taxes and other material Taxes or installments thereof that they are required to pay as and when due, except Taxes being contested in good faith by appropriate proceedings and for which Borrower and its Subsidiaries maintain adequate reserves in accordance with GAAP, and (c) to the best of Borrower’s knowledge, no proposed or pending Tax assessments, deficiencies, audits or other proceedings with respect to Borrower or any Subsidiary have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9Intellectual Property Claims.  Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property material to Borrower’s business.  Except as described on Schedule 5.9, (i) each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made to Borrower that any material part of the Intellectual Property violates the rights of any third party. Exhibit C is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the Closing Date. Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10Intellectual Property.  Except as described on Schedule 5.10, Borrower has all material rights with respect to Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower.  Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower, without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are material to Borrower’s business and used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products except customary covenants in inbound license agreements and equipment leases where Borrower is the licensee or lessee.  Except as described in Schedule 5.10 or disclosed in the Compliance Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

No material software or other materials used by Borrower or any of its Subsidiaries (or used in any Borrower Products or any Subsidiaries’ products) are subject to an open-source or similar license (including but not limited to the General Public License, Lesser General Public License, Mozilla Public License, or Affero License) (collectively, “Open Source Licenses”) in a manner that would cause such software or other materials to have to be (i) distributed to third parties at no charge or a minimal charge (royalty-free basis); (ii) licensed to third parties to modify, make derivative works based on, decompile, disassemble, or reverse engineer; or (iii) used in a manner that does could require disclosure or distribution in source code form.

5.11Borrower Products.  Except as described on Schedule 5.11, no material Intellectual Property owned by Borrower or Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation in writing, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any material manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any material future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products.  Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any material Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s knowledge, is there a reasonable basis for any such claim.  Neither Borrower’s use of its Intellectual Property nor the production and sale of Borrower Products infringes the Intellectual Property or other rights of others.

5.12Financial Accounts.  Exhibit D, as may be updated by the Borrower in a written notice provided to Agent after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary (other than the MSC Subsidiary) maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13Employee Loans.  Except as permitted hereunder, Borrower has no outstanding loans to any employee, officer or director of the Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of the Borrower by a third party.

5.14Subsidiaries.  Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments.  Attached as Schedule 1, as may be updated by Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each direct and indirect Subsidiary of Parent.

5.15Foreign Subsidiary Voting Rights. No decision or action in any governing document of any Foreign Subsidiary requires a vote of greater than 50.1% of the Equity Interests or voting rights of such Foreign Subsidiary.

Section 6.  INSURANCE; INDEMNIFICATION

6.1Coverage.  Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business.  Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and limited contractual liability per the terms of the indemnification agreement found in Section 6.3.  Borrower must maintain a minimum of $2,000,000 of commercial general liability insurance for each occurrence.  Borrower has and agrees to maintain a minimum of $2,000,000 of directors’ and officers’ insurance for each occurrence and $5,000,000 in the aggregate.  So long as there are any Secured Obligations outstanding (other than inchoate indemnity obligations), Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against special risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles.  If Borrower fails to obtain the insurance called for by this Section 6.1 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are immediately due and payable, bearing interest at the then highest rate applicable to the Secured Obligations, and secured by the Collateral.  Agent will make reasonable efforts to provide Borrower with notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Agent are deemed an agreement to make similar payments in the future or Agent’s waiver of any Event of Default.

6.2Certificates.  Borrower shall deliver to Agent certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2.  Borrower’s insurance certificate shall state Agent (shown as “Hercules Capital, Inc., as

Agent”) is an additional insured for commercial general liability, a lenders loss payable for all risk property damage insurance, subject to the insurer’s approval, and a lenders loss payable for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer.  Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance.  All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Agent of cancellation (other than cancellation for non-payment of premiums, for which ten (10) days’ advance written notice shall be sufficient).  Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved.  Borrower shall provide Agent with copies of each insurance policy, and upon entering or amending any insurance policy required hereunder, Borrower shall provide Agent with copies of such policies and shall promptly deliver to Agent updated insurance certificates with respect to such policies.

6.3Indemnity.  Borrower agrees to indemnify and hold Agent, the Lenders and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable and documented attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence or willful misconduct.  This Section 6.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.  In no event shall Borrower or any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).  This Section 6.3 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, the Loan Agreement.

Section 7.  COVENANTS OF BORROWER

Borrower agrees as follows:

7.1Financial Reports.  Borrower shall furnish to Agent the financial statements and reports listed hereinafter (the “Financial Statements”):

(a)as soon as practicable (and in any event within 30 days) after the end of each month, unaudited interim and year-to-date financial statements of Parent and its Subsidiaries as of the end of such month (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that could reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer, Chief Financial Officer or Chief Operating Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year-end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

(b)as soon as practicable (and in any event within 45 days) after the end of each calendar  quarter, unaudited interim and year-to-date financial statements of Parent and its Subsidiaries as of the end of such calendar quarter (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that could reasonably be expected to have a Material Adverse Effect,  certified by Borrower’s Chief Executive Officer, Chief Financial Officer or Chief Operating Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year-end adjustments;

(c)as soon as practicable (and in any event within ninety (90) days) after the end of each fiscal year, unqualified audited financial statements of Parent and its Subsidiaries as of the end of such year (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Agent, accompanied by any management report from such accountants (it being understood that Deloitte Touche Tohmatsu Limited and any other accounting firm of national standing are reasonably acceptable to Agent);

(d)together with each set of financial statements delivered pursuant to Section 7.1(a) or (c), a Compliance Certificate in the form of Exhibit E;

(e)as soon as practicable (and in any event within 30 days) after the end of each month, a report showing agings of accounts receivable and accounts payable;

(f)promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available to holders of its preferred stock and copies of any regular, periodic and special reports or registration statements that Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange;

(g)copies of all minutes approved by the Board of Director within 30 days after each such approval, provided that in all cases Borrower may exclude confidential compensation information, information subject to attorney client privilege and information that would raise a direct conflict of interest with Agent or Lender;

(h)financial and business projections promptly following their approval by Borrower’s Board of Directors, and in any event, within 60 days after the end of Borrower’s fiscal year, as well as budgets, operating plans and other financial information reasonably requested by Agent; and

(i)prompt notice if Borrower or any Subsidiary has knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.

Borrower shall not make any change in its (a) accounting policies or reporting practices other than to the extent required or otherwise contemplated by GAAP or other applicable regulatory requirements, or as approved by Agent, with such approval not to be unreasonably withheld, or (b) fiscal years or fiscal quarters. The fiscal year of Borrower shall end on December 31.

The executed Compliance Certificate and all Financial Statements required to be delivered pursuant to clauses (a), (b), (c) and (d) shall be sent via e-mail to Agent at XXXXX with a copy to XXXXX and

XXXXX; provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be faxed to Agent at: XXXXX, attention Account Manager: XXXXX.

Notwithstanding the foregoing, documents required to be delivered under Sections 7.1(a), (b), (c) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower emails a link thereto to Agent; provided that Borrower shall directly provide Agent all Financial Statements required to be delivered pursuant to Section 7.1(b) and (c) hereunder.

7.2Management Rights.  Borrower shall permit any representative that Agent or the Lenders authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours; provided, however, that so long as no Event of Default has occurred and is continuing, such examinations shall be limited to no more often than once per fiscal year.  In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records.  In addition, Agent or the Lenders shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower.  Such consultations shall not unreasonably interfere with Borrower’s business operations.  The parties intend that the rights granted Agent and the Lenders shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Agent or the Lenders with respect to any business issues shall not be deemed to give Agent or the Lenders, nor be deemed an exercise by Agent or the Lenders of, control over Borrower’s management or policies.

7.3Further Assurances.  Borrower shall from time to time execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, promissory notes or other documents to perfect, give the highest priority to Agent’s Lien on the Collateral, subject only to Permitted Liens, or otherwise evidence Agent’s rights herein.  Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Agent, and take all further action that may be necessary, or that Agent may reasonably request, to perfect and protect the Liens granted hereby and thereby.  In addition, and for such purposes only, Borrower hereby authorizes Agent to execute and deliver on behalf of Borrower and to file such financing statements (including in accordance with Section 9-504 of the UCC), collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Agent’s name or in the name of Agent as agent and attorney-in-fact for Borrower.  Borrower shall protect and defend Borrower’s title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to Borrower or Agent other than Permitted Liens.

7.4Indebtedness.  Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except for (a) the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion, (b) purchase money Indebtedness pursuant to its then applicable payment schedule, (c) prepayment by any Subsidiary of (i) inter-company Indebtedness owed by such Subsidiary to any Borrower, or (ii) if such Subsidiary is not a Borrower, intercompany Indebtedness owed by such Subsidiary to another Subsidiary that is not a Borrower, extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be, (e) Indebtedness owed under corporate credit cards constituting “Permitted Indebtedness” and prepaid in the ordinary course of business, (f) trade debt incurred in the ordinary course of business to the extent permitted under subsection (iv) of the definition of “Permitted Indebtedness”, or (g) as otherwise permitted hereunder or approved in writing by Agent.

7.5Collateral.  Borrower shall at all times keep the Collateral, the Intellectual Property and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Agent prompt written notice of any legal process affecting the Collateral, the Intellectual Property, such other property and assets, or any Liens thereon, provided however, that the Collateral and such other property and assets may be subject to Permitted Liens except that there shall be no Liens whatsoever on Intellectual Property.  Borrower shall not agree with any Person other than Agent or the Lenders not to encumber its property other than pursuant to (a) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (b) customary restrictions on assets subject to Liens permitted under subsection (xiv) of the definition of “Permitted Liens” (in which case, any prohibition or limitation shall only be effective against the cash collateral provided thereto) and (c) the Incyte Collaboration Agreement. Borrower shall not enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Borrower to create, incur, assume or suffer to exist any Lien upon any of its property (including Intellectual Property), whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than pursuant to (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions on the assignment, sublicense or sublease of leases, licenses and other agreements, and (d) any restrictions set forth in the Incyte Collaboration Agreement. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any Liens whatsoever (except for Permitted Liens, provided however, that there shall be no Liens whatsoever on Intellectual Property other than pursuant to the Incyte Collaboration Agreement), and shall give Agent prompt written notice of any legal process affecting such Subsidiary’s assets in an amount greater than $500,000.

7.6Investments.  Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.7Distributions.  Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other Equity Interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or Equity Interest, or (b) declare or pay any cash dividend or make any other cash distribution on any class of stock or other Equity Interest, except that a Subsidiary may pay dividends or make other distributions to Borrower or any Subsidiary of Borrower, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $500,000 in the aggregate or (d) waive, release or forgive any Indebtedness (other than Indebtedness represented by a Permitted Investment made pursuant to clause (viii) of the definition of “Permitted Investment”) owed by any employees, officers or directors in excess of $500,000 in the aggregate in any fiscal year.

7.8Transfers.  Except for Permitted Transfers, Borrower shall not, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets.

7.9Mergers or Acquisitions.  Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of (a) a Subsidiary which is not a Borrower into another Subsidiary or into Borrower or (b) a Borrower into another Borrower), or acquire, or permit any of its Subsidiaries to acquire, in each case including for the avoidance of doubt through a merger, purchase, in-licensing arrangement or any similar transaction, all or substantially all of the capital stock or any property of another Person.

7.10Taxes.  Borrower shall, and shall cause each of its Subsidiaries to, pay when due all material Taxes of any nature whatsoever now or hereafter imposed or assessed against Borrower or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom.  Borrower shall, and shall cause each of its Subsidiaries to, accurately file on or before the due date therefor (taking into account proper extensions) all federal and state income Tax returns and other material Tax returns required to be filed.  Notwithstanding the foregoing, Borrower and its Subsidiaries may contest, in good faith and by appropriate proceedings, Taxes for which Borrower and its Subsidiaries maintain adequate reserves in accordance with GAAP.

7.11Corporate Changes.  Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Agent.  Neither Borrower nor any Subsidiary shall suffer a Change in Control.  Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Agent; and (ii) such relocation shall be within the continental United States of America with respect to Borrower.  Neither Borrower nor any Subsidiary shall relocate any item of Collateral (other than (x) sales of Inventory in the ordinary course of business, (y) relocations of Equipment having an aggregate value of up to $500,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit B to another location described on Exhibit B) unless (a) it has provided prompt written notice to Agent, (b) such relocation is within the continental United States of America with respect to Borrower and, (c) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to Agent.

7.12Deposit Accounts.  Other than Excluded Accounts, neither Borrower nor any Subsidiary (other than Excluded Subsidiaries) shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Agent has an Account Control Agreement.

7.13Borrower shall notify Agent of each Subsidiary formed subsequent to the Closing Date and, within 15 days of formation, shall cause any such Subsidiary that is a Qualified Subsidiary to execute and deliver to Agent a Joinder Agreement.  With respect to any Subsidiary that is not a Qualified Subsidiary at such time, immediately upon any change in the U.S. tax laws that would result in such Subsidiary ceasing to be an Excluded Subsidiary, Borrower shall cause such Subsidiary to execute and deliver to Agent a Joinder Agreement.

7.14MSC Investment Conditions.  At any time that the MSC Subsidiary has any assets or liabilities, Borrower shall satisfy the MSC Investment Conditions at all times.

7.15Notification of Event of Default.  Borrower shall notify Agent promptly, and in any event within two (2) Business Days, upon becoming aware of the occurrence of any Event of Default.

7.16Foreign Subsidiary Voting Rights. Borrower shall not, and shall not permit any Subsidiary, to amend or modify any governing document of any Foreign Subsidiary of Borrower, the effect of which is to require a vote of greater than 50.1% of the Equity Interests or voting rights of such entity for any decision or action of such entity.

7.17Use of Proceeds.  Borrower agrees that the proceeds of the Loans shall be used solely to pay related fees and expenses in connection with this Agreement and for working capital and general corporate purposes.  The proceeds of the Loans will not be used in violation of Anti-Corruption Laws or applicable Sanctions.

7.18Incyte Minimum Cash Amount.  Immediately upon the occurrence and continuation of the Incyte Termination Event and as of each subsequent Advance Date, Borrower shall maintain Qualified Cash in an amount greater than or equal to the Incyte Minimum Cash Amount at all times.

7.19Compliance with Laws.

Borrower shall maintain, and shall cause its Subsidiaries to maintain, compliance in all material respects with all applicable laws, rules or regulations (including any law, rule or regulation with respect to the making or brokering of loans or financial accommodations), and shall, or cause its Subsidiaries to, obtain and maintain all required governmental authorizations, approvals, licenses, franchises, permits or registrations reasonably necessary in connection with the conduct of Borrower’s business.

Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any Affiliate under Parent’s direct or indirect control to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists.  Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any Affiliate under Parent’s direct or indirect control to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti‑Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti‑Terrorism Law.

Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

None of Borrower, any of its Subsidiaries or any of their respective directors, officers or employees, or to the knowledge of Borrower, any agent for Borrower or its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Loan, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

7.20[Reserved].

7.21Transactions with Affiliates.  Borrower shall not and shall not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction of any kind with any Affiliate of Borrower or such Subsidiary on terms that are less favorable to Borrower or such Subsidiary, as the case may be, than those that might be obtained in an arm’s length transaction from a Person who is not an Affiliate of Borrower or such Subsidiary other than (i) Permitted Investments, (ii) reasonable and customary fees paid to members of the Board, (iii) board-approved compensation arrangements for officers and other employees and (iv) transactions permitted hereunder between Borrowers.

7.22Post-Closing Obligations.  Notwithstanding any provision herein or in any other Loan Document to the contrary, to the extent not actually delivered on or prior to the Closing Date, Borrower shall deliver to Agent (or its designated agent), no later than sixty (60) days after the Closing Date, an executed copy of a bailee agreement, in form and substance reasonably acceptable to Agent, by and among EPL Archives, Borrower and Agent.

Section 8.  [RESERVED]

Section 9.  EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1Payments.  Borrower fails to pay any amount due under this Agreement or any of the other Loan Documents on the due date; provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Agent or the Lenders or Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay; or

9.2Covenants.  Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.13, 7.14, 7.15, 7.16 7.17, 7.18, 7.19 and 7.21), any other Loan Document, or any other agreement among Borrower, Agent and the Lenders, such default continues for more than fifteen (15) days after the earlier of the date on which (i) Agent or the Lenders has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.13, 7.14, 7.15, 7.16, 7.17, 7.18, 7.19 and 7.21, the occurrence of such default; or

9.3Material Adverse Effect.  A circumstance has occurred that has a Material Adverse Effect; provided that the occurrence of any of the following, in and of itself, shall not constitute a Material Adverse Effect: adverse results or delays in any nonclinical or clinical trial including without limitation, the failure to demonstrate the desired safety or efficacy of any drug or companion diagnostic; provided that, in determining whether a Material Adverse Effect has occurred, Agent’s primary, though not sole, consideration will be whether Borrower has or will have sufficient cash resources to repay the Secured Obligations as and when due and the clear intention of Borrower’s investors to continue to fund Borrower in the amounts and timeframe necessary, in Agent’s good faith judgment, to enable Borrower to satisfy the Secured Obligations as they become due and payable is the most significant criterion Agent shall consider in making any such determination; or

9.4Representations.  Any representation or warranty made by Borrower in any Loan Document shall have been false or misleading in any material respect when made or when deemed made; or

9.5Insolvency.  Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) forty-five (45) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) forty-five (45) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

9.6Attachments; Judgments.  Any portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money (not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier), individually or in the aggregate, of at least $750,000 and such judgment remains unsatisfied, unvacated or unstayed for a period of forty-five (45) days after the entry thereof, or Borrower is enjoined or in any way prevented by court order from conducting any material part of its business; or

9.7Other Obligations.  The occurrence of any default which has resulted in a right by the holder of such Indebtedness, whether or not exercised to accelerate the maturity of such Indebtedness under any agreement or obligation of Borrower involving any Indebtedness in excess of $500,000, or any other material agreement or obligation, if a Material Adverse Effect could reasonably be expected to result from such default; or

9.8Stop Trade.  At any time, an SEC stop trade order or NASDAQ market trading suspension of the Common Stock shall be in effect for five (5) consecutive days or five (5) days during a period of ten (10) consecutive days, excluding in all cases a suspension of all trading on a public market, provided that Borrower shall not have been able to cure such trading suspension within thirty (30) days of the notice thereof or list the Common Stock on another public market within sixty (60) days of such notice.

Section 10.  REMEDIES

10.1General.  Upon the occurrence of any one or more Events of Default, Agent may, and at the direction of the Required Lenders shall, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.5, all of the Secured Obligations (including, without limitation, the Prepayment Charge and the End of Term Charges) shall automatically be accelerated and made due and payable, in each case without any further notice or act).  Borrower hereby irrevocably appoints Agent as its lawful attorney-in-fact to, exercisable following the occurrence of an Event of Default, (i) sign Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors; (ii) demand, collect, sue, and give releases to any account debtor for monies due, settle and adjust disputes and claims about the accounts directly with account debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any

Collateral (including filing a claim or voting a claim in any bankruptcy case in Agent’s or Borrower’s name, as Agent may elect); (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (v) transfer the Collateral into the name of Agent or a third party as the UCC permits; (vi) receive, open and dispose of mail addressed to Borrower; (vii) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; and (viii) notify all account debtors to pay Agent directly.  Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Secured Obligations have been satisfied in full and the Loan Documents have been terminated.  Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Secured Obligations have been fully repaid and performed and the Loan Documents have been terminated.  Upon the occurrence of any one or more Events of Default, Agent may, and at the direction of the Required Lenders shall, exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral.  All Agent’s rights and remedies shall be cumulative and not exclusive.

10.2Collection; Foreclosure.  Upon the occurrence and during the continuance of any Event of Default, Agent may, and at the direction of the Required Lenders shall, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect.  Any such sale may be made either at public or private sale at its place of business or elsewhere.  Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower.  Agent may require Borrower to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and Borrower.  The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:

First, to Agent and the Lenders in an amount sufficient to pay in full Agent’s and the Lenders’ reasonable costs and professionals’ and advisors’ fees and expenses as described in Section 11.12;

Second, to the Lenders in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Agent may choose in its sole discretion; and

Finally, after the full and final payment in Cash of all of the Secured Obligations (other than inchoate obligations), to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3No Waiver.  Agent shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Agent to marshal any Collateral.

10.4Cumulative Remedies.  The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative.  The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.

Section 11.  MISCELLANEOUS

11.1Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2Notice.  Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States of America mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)If to Agent:

HERCULES CAPITAL, INC.
Legal Department
Attention:  Chief Legal Officer and Janice Bourque
400 Hamilton Avenue, Suite 310
Palo Alto, CA  94301
email: XXXXX
Telephone:  XXXXX

(b)If to the Lenders:

HERCULES CAPITAL, INC.
Legal Department
Attention:  Chief Legal Officer and Janice Bourque
400 Hamilton Avenue, Suite 310
Palo Alto, CA  94301
email: XXXXX
Telephone:  XXXXX

(c)If to Borrower:

SYNDAX PHARMACEUTICALS, INC.
Attention:  General Counsel
35 Gatehouse Drive
Building D, Floor 3
Waltham, MA 02451
email:  XXXXX
Telephone: XXXXX

or to such other address as each party may designate for itself by like notice.

11.3Entire Agreement; Amendments.

(a)This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Agent’s revised proposal letter dated December 6, 2019 and the Non-Disclosure Agreement).

(b)Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b).  The Required Lenders and Borrower party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Agent and the Borrower party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 11.3(b) without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release a Borrower from its obligations under the Loan Documents, in each case without the written consent of all Lenders; or (D) amend, modify or waive any provision of Section 11.18 or Addendum 3 without the written consent of the Agent.  Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon Borrower, the Lender, the Agent and all future holders of the Loans.

11.4No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5No Waiver.  The powers conferred upon Agent and the Lenders by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Agent or the Lenders to exercise any such powers.  No omission or delay by Agent or the Lenders at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Agent or the Lenders is entitled, nor shall it in any way affect the right of Agent or the Lenders to enforce such provisions thereafter.

11.6Survival.  All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent and the Lenders and shall survive the execution and delivery of this Agreement. Sections 6.3, 11.14, 11.15 and 11.17 shall survive the termination of this Agreement.

11.7Successors and Assigns.  The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any).  Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect.  Agent and the Lenders may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of Agent’s and the Lenders’ successors and assigns; provided that as long as no Event of Default has occurred and is continuing, neither Agent nor any Lender may assign, transfer or endorse its rights hereunder or under the Loan Documents to any party that is a direct competitor of Borrower (as reasonably determined by Agent), it being acknowledged that in all cases, any transfer to an Affiliate of any Lender or Agent shall be allowed.  Notwithstanding the foregoing, (x) in connection with any assignment by a Lender as a result of a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Agent and the Lenders may assign, transfer or indorse its rights hereunder and under the other Loan Documents to any Person or party and (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Agent and the Lenders may assign, transfer or indorse its rights hereunder and under the other Loan Documents to any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such assignee as Agent reasonably shall require.  The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a register for the recordation of the names and addresses of the Lender(s), and the Term Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lender(s) shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.8Participations.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.  Borrower agrees that each participant shall be entitled to the benefits of the provisions in Addendum 1 attached hereto (subject to the requirements and limitations therein, including the requirements under Section 7 of Addendum 1 attached hereto (it being understood that the documentation required under Section 7 of Addendum 1 attached hereto shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.7; provided that such participant shall not be entitled to receive any greater payment under Addendum 1 attached hereto, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.

11.9Governing Law.  This Agreement and the other Loan Documents have been negotiated and delivered to Agent and the Lenders in the State of California, and shall have been accepted by Agent and the Lenders in the State of California.  Payment to Agent and the Lenders by Borrower of the Secured Obligations is due in the State of California.  This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.10Consent to Jurisdiction and Venue.  All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of California.  By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents.  Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2.  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.11Mutual Waiver of Jury Trial / Judicial Reference.

(a)Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws.  EACH OF BORROWER, AGENT AND THE LENDERS SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST AGENT, THE LENDERS OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, THE LENDERS OR THEIR RESPECTIVE ASSIGNEE AGAINST BORROWER.  This waiver extends to all such Claims, including Claims that involve Persons other than Agent, Borrower and the Lenders; Claims that arise out of or are in any way connected to the relationship among Borrower, Agent and the Lenders; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b)If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California.  Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c)In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.11, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.12Professional Fees.  Borrower promises to pay Agent’s and the Lenders’ reasonable and documented out-of-pocket fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable and documented attorneys’ fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable and documented out-of-pocket attorneys’ and other professionals’ fees and expenses incurred by Agent and the Lenders after the Closing Date in connection with or related to:  (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Agent or the Lenders in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.13Confidentiality.  Agent and the Lenders acknowledge that certain items of Collateral and information provided to Agent and the Lenders by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”).  Accordingly, Agent and the Lenders agree that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Agent and the Lenders may disclose any such information:  (a) to its Affiliates and its partners, investors, lenders, directors, officers, employees, agents, advisors, counsel, accountants, counsel, representative and other professional advisors  if Agent or the Lenders in their sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information and, at a minimum, are at least as protective as those set forth in this Agreement; (b) if such information is generally available to the public at the time it was disclosed or to the extent such information becomes publicly available other than as a result of a breach of this Section or becomes available to Agent or any Lender, or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Agent or the Lenders and any rating agency; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Agent’s or the Lenders’ counsel; (e) to comply with any legal requirement or law applicable to Agent or the Lenders or demanded by any governmental authority; (f) to the extent reasonably necessary in connection with the exercise of, or preparing to exercise, or the enforcement of, or preparing to enforce, any right or remedy under any Loan Document (including Agent’s sale, lease, or other disposition of Collateral after default), or any action or proceeding relating to any Loan Document; (g) to any participant or assignee of Agent or the Lenders or any prospective participant or assignee, provided, that such participant or assignee or prospective participant or assignee is subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (h) otherwise to the extent consisting of general portfolio information that does not identify Borrower; (i) to any investor or potential investor (and each of their respective Affiliates or clients) in the Agent or Lender (or each of their respective Affiliates); provided that such investor, potential investor, Affiliate or client either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information and, at a minimum, are at least as protective as those set forth in this Agreements; or (j) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents.  Agent’s and the Lenders’ obligations under this Section 11.13 shall supersede all of their respective obligations under the Non-Disclosure Agreement.

11.14Assignment of Rights.  Borrower acknowledges and understands that Agent or the Lenders may, subject to Section 11.7, sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”).  After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and the Lenders hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and the Lenders shall retain all rights, powers and remedies hereby given.  No such assignment by Agent or the Lenders shall relieve Borrower of any of its obligations hereunder.  the Lenders agrees that in the event of any transfer by it of the promissory note(s) (if any), it will endorse thereon a notation as to the portion of the principal of the promissory note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.15Revival of Secured Obligations.  This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Agent or the Lenders.  The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, the Lenders or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Agent or the Lenders in Cash.

11.16Counterparts.  This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.17No Third Party Beneficiaries.  No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, the Lenders and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, the Lenders and the Borrower.

11.18Agency.  Agent and each Lender hereby agree to the terms and conditions set forth on Addendum 3 attached hereto.  Borrower acknowledges and agrees to the terms and conditions set forth on Addendum 3 attached hereto.

11.19Publicity.  None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party’s name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ website, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its website (together, the “Publicity Materials”); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.13.

11.20Multiple Borrowers.  Each Borrower hereby agrees to the terms and conditions set forth on Addendum 4 attached hereto.

11.21 Electronic Execution of Certain Other Documents.  The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the California Uniform Electronic Transaction Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower, Agent and the Lenders have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

SYNDAX PHARMACEUTICALS, INC.

Signature:_______________________

Print Name:_______________________

Title:_______________________

(SIGNATURES CONTINUE ON THE FOLLOWING PAGE)

Accepted in Palo Alto, California:

AGENT:

HERCULES CAPITAL, INC.

Signature:_______________________

Print Name:_______________________

Title:_______________________

LENDER:

HERCULES CAPITAL, INC.

Signature:_______________________

Print Name:_______________________

Title:_______________________

Table of Addenda, Exhibits and Schedules

Addendum 1:  Taxes; Increased Costs

Addendum 2:[Reserved]

Addendum 3:Agent and Lender Terms

Addendum 4:Multiple Borrower Terms

Exhibit A:Advance Request
Attachment to Advance Request

Exhibit B:Name, Locations, and Other Information for Borrower

Exhibit C:Borrower’s Patents, Trademarks, Copyrights and Licenses

Exhibit D:Borrower’s Deposit Accounts and Investment Accounts

Exhibit E:Compliance Certificate

Exhibit F:Joinder Agreement

Exhibit G:ACH Debit Authorization Agreement

Exhibit H-1:	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-2:	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-3:	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-4:	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Schedule 1.1Commitments

Schedule 1Subsidiaries

Schedule 1AExisting Permitted Indebtedness
Schedule 1BExisting Permitted Investments
Schedule 1CExisting Permitted Liens
Schedule 5.3Consents, Etc.
Schedule 5.8Tax Matters
Schedule 5.9Intellectual Property Claims
Schedule 5.10Intellectual Property
Schedule 5.11Borrower Products